NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
Second Quarter 2011 Net Income Increased to $2.4 Million, or $0.13 Per Diluted Common
Share, and Continual Improvement in Nonperforming Assets

HOUSTON, TEXAS – (July 21, 2011), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the second quarter of 2011.

Second Quarter Highlights

●	Net income increased to $2.4 million for the second quarter of 2011, compared with net income of $84,000 for the second quarter of 2010 and $2.1 million for the first quarter of 2011.
●
Diluted earnings per common share for the second quarter of 2011 were $0.13 compared with diluted loss per common share of ($0.04) for the second quarter of 2010, and diluted earnings per common share of $0.12 for the first quarter of 2011.

●
Total nonperforming assets at June 30, 2011 declined $15.6 million or 16.8% to $77.2 million compared with $92.8 million at December 31, 2010, and $5.7 million or 6.9% compared with $82.9 million at March 31, 2011.

●	Provision for loan losses was $1.2 million for the second quarter of 2011 compared with $2.4 million for the second quarter of 2010 and $330,000 for the first quarter of 2011.
●	Allowance for loan losses was 2.85% of total loans at June 30, 2011 compared with 2.95% at December 31, 2010 and 2.91% at March 31, 2011.
●	Total risk-based capital ratio increased to 16.74% at June 30, 2011 compared with 15.13% at December 31, 2010 and 16.11% at March 31, 2011.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “Our second quarter 2011 overall performance was solid and tracking well with management’s expectations, showing a positive trend in earnings, credit quality and capital strength.  Net income steadily improved from $1.7 million in the fourth quarter of 2010 to $2.1 million in the first quarter of 2011 and subsequently to $2.4 million for the second quarter of 2011.  Asset quality continues to improve.  Nonperforming assets to total assets declined from 5.95% at year end 2010 to 5.39% at March 31, 2011 and 5.18% at June 30, 2011.  In terms of actual dollars, total nonperforming assets decreased from $92.8 million at the end of 2010 to $82.9 million at the end of the first quarter of 2011 and $77.2 million at the end of the second quarter of 2011, a total reduction of $15.6 million from the end of 2010 through the first half of 2011.  Capital ratios reflected meaningful improvements while the loan loss reserve and the net interest margin remained stable.

“With these improvements, management intends to remain focused on executing our strategic plan for future growth.  We will also strive in maintaining the same momentum through the rest of 2011 barring any unexpected deterioration of the general economy.”

Interest income and expense
Net interest income for the three months ended June 30, 2011 was $13.2 million, a decrease of $973,000 or 6.8% compared with $14.2 million for the same period in 2010. Net interest income for the six months ended June 30, 2011 was $26.9 million, a decrease of $1.8 million or 6.2% compared with $28.7 million for the same period in 2010.  The decrease for the three and six months ended June 30, 2011 was due primarily to a decline in average total loans and yields, partially offset by lower volume and cost of deposits.  On a linked-quarter basis, net interest income decreased $452,000 or 3.3% from $13.7 million.

The net interest margin for the three months ended June 30, 2011 was 3.76%, an increase of one basis point compared with 3.75% for the same period in 2010. The yield on average earning assets decreased 44 basis points, and the cost of average earning assets decreased 45 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended June 30, 2011 decreased nine basis points compared with 3.85% for the three months ended March 31, 2011. The yield on average earning assets decreased 15 basis points, and the cost of average earning assets decreased six basis points compared with the yields at March 31, 2011.

The net interest margin for the six months ended June 30, 2011 was 3.80%, a decrease of five basis points compared with 3.85% for the same period in 2010. The yield on average earning assets decreased 53 basis points, and the cost of average earning assets decreased 48 basis points for the same periods.

Interest income for the three months ended June 30, 2011 was $16.7 million, down $3.0 million or 15.0% compared with $19.7 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities.  Average earning assets decreased $109.5 million or 7.2% to $1.41 billion for the second quarter of 2011, compared with $1.52 billion for the same period in 2010.  Average total loans decreased 13.5% to $1.07 billion in the second quarter of 2011 compared with $1.24 billion for the second quarter of 2010. The yield on average earning assets for the second quarter of 2011 was 4.75% compared with 5.19% for the second quarter of 2010.

Interest income for the six months ended June 30, 2011 was $34.2 million, down $5.7 million or 14.4% compared with $39.9 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities.   Average earning assets decreased $74.5 million or 5.0% to $1.43 billion for the six months ended June 30, 2011 compared with $1.50 billion the same period in 2010.  Average total loans decreased 12.5% to $1.10 billion for the six months ended June 30, 2011 compared with $1.26 billion for the same period in 2010. The yield on average earning assets for the six months ended June 30, 2011 was 4.83% compared with 5.36% for the same period of 2010.

Interest expense for the three months ended June 30, 2011 was $3.5 million, down $2.0 million or 36.2% compared with $5.5 million for the same period in 2010, primarily due to lower deposit volume and deposit cost and lower interest cost on the junior subordinated debentures. Average interest-bearing deposits were $1.02 billion for the second quarter of 2011, a decrease of $152.9 million or 13.0% compared with $1.17 billion for the same period of 2010. The cost of interest-bearing deposits for the second quarter of 2011 was 1.14% compared with 1.60% for the second quarter of 2010.  Interest cost of junior subordinated debentures declined from 5.76% for the second quarter of 2010 to 3.56% for the second quarter of 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $42.3 million for the second quarter of 2011, a decrease of $5.7 million or 12.0% compared with $48.0 million for the second quarter of 2010.  The cost of other borrowings for the second quarter of 2011 was 2.50% compared with 2.27% for the second quarter of 2010.

Interest expense for the six months ended June 30, 2011 was $7.2 million, down $4.0 million or 35.3% compared with $11.2 million for the same period in 2010, primarily due to lower deposit volume and lower cost of funds. Average interest-bearing deposits were $1.04 billion for the six months ended June 30, 2011, a decrease of $132.5 million or 11.3% compared with $1.17 billion for the same period of 2010. The cost of interest-bearing deposits for the six months ended June 30, 2011 was 1.18% compared with 1.67% for the same period of 2010. Interest cost of junior subordinated debentures declined from 5.76% for the six months ended June 30, 2010 to 3.58% for the six months ended June 30, 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $49.4 million for the six months ended June 30, 2011, an increase of $12.2 million or 32.9% compared with $37.2 million for the same period of 2010.  The cost of other borrowings for the six months ended June 30, 2011 was 2.22% compared with 2.77% for the same period of 2010.

Noninterest income and expense
Noninterest income for the three months ended June 30, 2011 was $1.6 million, a decrease of $212,000 or 11.9% compared with the same period in 2010. The decrease was primarily due to a decline in service fees and declines in gains on securities transactions. Noninterest income for the six months ended June 30, 2011 was $3.2 million, a decrease of $157,000 or 4.6% compared with the same period in 2010. The decrease was primarily due to declines in gains on securities transactions and service fees, partially offset by an increase in other noninterest income.

Noninterest expense for the three months ended June 30, 2011 was $10.0 million, a decrease of $3.2 million or 24.0% compared with the same period in 2010.  The decrease was mainly the result of lower expenses related to ORE and a decrease in other noninterest expense.  Other noninterest expense decreased primarily as a result of lower provision for unfunded commitments and a decrease in legal fees.

Noninterest expense for the six months ended June 30, 2011 was $21.8 million, a decrease of $4.4 million or 16.9% compared with the same period in 2010.  The decrease was primarily the result of lower expenses related to ORE and a $2.0 million goodwill impairment charge that was recorded in the first quarter of 2010, partially offset by an increase in other noninterest expense.  Other noninterest expense increased primarily as a result of higher provision for unfunded commitments and increased legal fees, partially offset by decreases across most functional areas.

Salaries and employee benefits expense for the three months ended June 30, 2011 was $5.2 million, an increase of $336,000 or 6.8% compared with $4.9 million for the same period in 2010. The increase was primarily due to higher bonus accrual and employee healthcare expenses.  Salaries and employee benefits expense for the six months ended June 30, 2011 was $10.5 million, an increase of $131,000 or 1.3% compared with $10.4 million for the same period in 2010.  The increase was primarily due to higher bonus accrual, employee healthcare expenses, partially offset by a decrease in stock-based compensation costs.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$31,883	$33,757	$34,644	$34,732
Provision for loan losses for quarter	1,245	330	2,550	2,430
Net charge-offs for quarter	(2,735)	(2,204)	(3,437)	(1,158)
Balance at end of quarter	$30,393	$31,883	$33,757	$36,004

Total loans	$1,065,167	$1,096,207	$1,144,310	$1,225,022
Allowance for loan losses to total loans	2.85%	2.91%	2.95%	2.94%
Net charge-offs to total loans	(0.26)%	(0.20)%	(0.30)%	(0.09)%

The provision for loan losses for the three months ended June 30, 2011 was $1.2 million, a decrease of $1.2 million compared with $2.4 million for the same period in 2010.  The provision for loan losses for the six months ended June 30, 2011 was $1.6 million, a decrease of $8.7 million compared with $10.3 million for the same period in 2010.  The decrease for the three and six months ended June 30, 2011 was primarily due to a decrease in nonperforming assets.  On a linked-quarter basis, the provision for loan losses in the second quarter of 2011 increased $915,000 to $1.2 million compared with $330,000 for the first quarter of 2011, primarily as a result of charge-offs.

Net charge-offs for the three months ended June 30, 2011 were $2.7 million or (0.26)% of total loans compared with net charge-offs of $1.2 million or (0.09)% of total loans for the three months ended June 30, 2010. The net charge-offs primarily consisted of $2.3 million in loans from Texas and $396,000 in loans from California.  Net charge-offs for the six months ended June 30, 2011 were $4.9 million or (0.46)% of total loans compared with net charge-offs of $3.7 million or (0.30)% of total loans for the six months ended June 30, 2010.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	June 30, 2011	December 31, 2010	June 30, 2010
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$39,628	$50,985	$41,662
Accruing loans 90 days or more past due	121	334	227
Troubled debt restructurings - accruing	132	1,314	6,970
Troubled debt restructurings - nonaccruing	21,534	20,198	12,549
Other real estate (“ORE”)	15,814	19,956	18,483
Total nonperforming assets	77,229	$92,787	79,891

Total nonperforming assets to total assets	5.18%	5.95%	4.92%

Total nonperforming assets at June 30, 2011 were $77.2 million compared with $92.8 million at December 31, 2010, a decrease of $15.6 million or 16.8%. The ratio of total nonperforming assets to total assets decreased to 5.18% at June 30, 2011 from 5.95% at December 31, 2010.

On a linked-quarter basis, total nonperforming assets decreased by $5.7 million, which consisted of a $6.9 million decrease in Texas, partially offset by a $1.2 million increase in California. The decline in nonperforming assets in Texas primarily consisted of a decrease of $12.3 million in non-accrual loans, which was partially offset by an increase of $5.4 million in nonaccruing troubled debt restructurings (“TDRs”). The increase in nonperforming assets in California primarily consisted of an increase of $1.8 million in nonaccrual loans, partially offset by a decrease of $496,000 in ORE.

On a linked-quarter basis, ORE declined by approximately $715,000 compared with March 31, 2011, which included decreases of $219,000 in Texas and $496,000 in California.  The decrease in Texas was primarily the result of $3.4 million received from the sale of two properties and $452,000 in writeoffs on two properties, partially offset by $3.6 million in foreclosures of two properties.  The $496,000 reduction in California resulted from the sale of one property.

Approximately $57.9 million or 94.7% of nonaccrual loans and nonaccruing TDRs at June 30, 2011, are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions but uncertain economic conditions could cause further deterioration in the loan portfolio.

Management conference call.  On Friday, July 22, 2011, the Company will hold a conference call at 2:00 p.m. Central (3:00 p.m. Eastern) to discuss the second quarter 2011 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)
	June 30,	December 31,
	2011	2010
Consolidated Balance Sheets
Assets
Cash and due from banks	$21,925	$21,406
Federal funds sold and other short-term investments	147,211	130,319
Total cash and cash equivalents	169,136	151,725
Securities available-for-sale, at fair value	173,709	175,706
Securities held-to-maturity, at cost (fair value of $4,270 at June 30, 2011 and $4,167 at December 31, 2010, respectively)	4,045	4,045
Other investments	6,705	6,925
Loans, net of allowance for loan losses of $30,393 and $33,757, respectively	1,034,774	1,110,553
Accrued interest receivable	4,254	4,682
Premises and equipment, net	4,881	5,377
Goodwill	17,327	17,327
Core deposit intangibles	159	202
Deferred tax asset, net	16,209	17,781
Customers' liability on acceptances	3,440	4,708
Foreclosed assets, net	15,814	19,956
Cash value of bank owned life insurance	30,713	29,988
Prepaid FDIC assessment	6,295	7,610
Other assets	3,484	2,000
Total assets	$1,490,945	$1,558,585

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$233,868	$223,105
Interest-bearing	1,006,934	1,071,079
Total deposits	1,240,802	1,294,184
Junior subordinated debentures	36,083	36,083
Other borrowings	36,352	56,804
Accrued interest payable	347	447
Acceptances outstanding	3,440	4,708
Other liabilities	10,299	7,592
Total liabilities	1,327,323	1,399,818
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at June 30, 2011 and December 31, 2010	45,498	45,427
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,297,815 and 13,230,315 shares issued and 13,297,815 and 13,230,315 shares outstanding at June 30, 2011 and December 31, 2010, respectively	13,298	13,230
Additional paid-in-capital	33,550	33,178
Retained earnings	72,447	69,168
Accumulated other comprehensive income (loss)	(1,171)	(2,236)
Total shareholders' equity	163,622	158,767
Total liabilities and shareholders' equity	$1,490,945	$1,558,585
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$39,628	$50,985
Accruing loans 90 days or more past due	121	334
Troubled debt restructurings - accrual	132	1,314
Troubled debt restructurings - nonaccrual	21,534	20,198
Other real estate ("ORE")	15,814	19,956
Total nonperforming assets	77,229	92,787

Total nonperforming assets to total assets	5.18%	5.95%
Total nonperforming assets to total loans and ORE	7.14%	7.97%
Allowance for loan losses to total loans	2.85%	2.95%
Allowance for loan losses to total nonperforming loans	49.49%	46.35%
Net year-to-date charge-offs to total loans	0.46%	1.16%
Net year-to-date charge-offs	$4,939	$13,224
Total loans to total deposits	85.85%	88.42%

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)
	For the Three Months		For the Three Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Average Balance Sheet Data
Total assets	$1,510,746	$1,635,744	$1,524,696	$1,614,729
Securities	175,798	108,786	177,488	104,870
Total loans	1,073,549	1,240,611	1,099,546	1,257,042
Allowance for loan losses	(32,235)	(35,281)	(33,427)	(33,342)
Net loans	1,041,314	1,205,330	1,066,119	1,223,700
Total interest-earning assets	1,413,184	1,522,673	1,428,463	1,502,991
Total deposits	1,251,896	1,376,468	1,262,192	1,369,055
Other borrowings and junior subordinated debt	78,354	84,129	85,473	73,237
Total shareholders' equity	162,650	156,747	161,379	157,274

Income Statement Data
Interest income:
Loans	$15,330	$18,571	$31,332	$37,757
Securities:
Taxable	1,160	823	2,388	1,613
Tax-exempt	99	118	197	239
Federal funds sold and other short-term investments	148	177	271	308
Total interest income	16,737	19,689	34,188	39,917
Interest expense:
Time deposits	1,974	3,201	4,200	6,547
Demand and savings deposits	927	1,475	1,847	3,096
Other borrowings	588	792	1,193	1,551
Total interest expense	3,489	5,468	7,240	11,194
Net interest income	13,248	14,221	26,948	28,723
Provision for loan losses	1,245	2,430	1,575	10,328
Net interest income after provision for loan losses	12,003	11,791	25,373	18,395
Noninterest income:
Service fees	1,034	1,123	2,090	2,162
Other loan-related fees	82	119	179	214
Letters of credit commissions and fees	165	186	349	385
Gain (loss) on securities, net	(24)	59	(74)	45

Total other-than-temporary impairment ("OTTI") on securities	(78)	(97)	(183)	(283)
Less: Noncredit portion of "OTTI"	(1)	(2)	(18)	(87)
Net impairments on securities	(77)	(95)	(165)	(196)
Other noninterest income	391	391	851	777
Total noninterest income	1,571	1,783	3,230	3,387
Noninterest expense:
Salaries and employee benefits	5,243	4,907	10,488	10,357
Occupancy and equipment	1,847	1,937	3,649	3,898
Foreclosed assets, net	844	3,442	1,519	4,279
FDIC assessment	523	779	1,384	1,590
Goodwill impairment	-	-	-	2,000
Other noninterest expense	1,566	2,118	4,746	4,089
Total noninterest expense	10,023	13,183	21,786	26,213
Income before provision for income taxes	3,551	391	6,817	(4,431)
Provision (benefit) for income taxes	1,188	307	2,328	(1,137)
Net income (loss)	$2,363	$84	$4,489	$(3,294)

Dividends and discount - preferred stock	$(605)	$(602)	$(1,210)	$(1,200)
Net income (loss) applicable to common stock	$1,758	$(518)	$3,279	$(4,494)

Per Common Share Data
Earnings (loss) per common share - basic	$0.13	$(0.04)	$0.25	$(0.39)
Earnings (loss) per common share - diluted	0.13	(0.04)	0.25	(0.39)
Weighted average shares outstanding:
Basic	13,142	11,874	13,139	11,399
Diluted	13,234	11,874	13,215	11,399
Dividends per common share	$-	$-	$-	$-

Performance Ratio Data
Return on average assets	0.63%	0.02%	0.59%	(0.41	) %
Return on average shareholders' equity	5.83%	0.21%	5.61%	(4.22	) %
Net interest margin	3.76%	3.75%	3.80%	3.85%
Efficiency ratio	67.29%	81.89%	71.80%	74.95%
Equity to assets (average)	10.77%	9.58%	10.58%	9.74%